Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form type)

LESAKA TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.001 per share	457(c) and 457(h)	2,750,000	$3.82	$10,491,250	0.00011020	$1,157
Total Offering Amounts					$10,491,250		-
Total Fee Offsets							-
Net Fee Due							$1,157

(1) Lesaka Technologies, Inc. is filing this Registration Statement on Form S-8 to register an aggregate of 2,750,000 shares of its common stock, par value $0.001 per share ("Common Stock"), which may be issued pursuant to the Amended and Restated 2022 Stock Incentive Plan, as amended (the "Plan"), consisting of (i) 2,500,000 shares of Common Stock reserved for issuance pursuant to the terms of the Plan and (ii) 250,000 shares of Common Stock that may become available for issuance pursuant to the share counting and share recycling provisions of the Plan, including upon the expiration, cancellation, forfeiture or other termination of awards. In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of Common Stock, which may be issued pursuant to the Plan to prevent dilution from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the shares of the Common Stock, as reported on the Nasdaq Global Select Market on November 14, 2022.